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                                                              January 25, 1999

SFX Entertainment, Inc.
650 Madison Avenue, 16th Floor
New York, New York 10022

Gentlemen:

     We have acted as counsel to SFX Entertainment, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 2,183,867 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of July 23, 1998, as amended, by and among the Company, SFX Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), and The Marquee Group, Inc. ("Marquee"), pursuant to which (1) Acquisition Sub shall be merged with and into Marquee, (2) Marquee shall be the surviving corporation and (3) each share of common stock of Marquee shall be automatically converted into shares of Class A Common Stock and each outstanding warrant, option and stock appreciation right of Marquee shall be assumed by the Company, all as more fully described in the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

     We have reviewed executed copies of the merger agreement and we have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing, we are of the opinion that:

          (1) The shares of Class A Common Stock covered by the Registration Statement have been duly and validly authorized, and when issued in accordance with the terms of the merger agreement, will be legally issued, fully paid and non-assessable.

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SFX Entertainment, Inc.
January 25, 1999
Page 2

          (2) The shares of Class A Common Stock which may be issued from time to time upon the exercise of the options and warrants issued by Marquee and to be assumed by the Company pursuant to the merger agreement have been duly and validly authorized, and upon payment of the exercise price in accordance with the applicable warrant or option agreement, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, this firm does not hereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                               Very truly yours,


                                               Baker & McKenzie